EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8, filed on September 30, 2001 of Wild Oats Markets, Inc. pertaining to the Wild Oats Markets, Inc. Edward Dunlap Equity Incentive Plan and the Terry Maloy Equity Incentive Plan of our report dated November 17, 1999, with respect to the financial statements of Sun Harvest Farms, Inc. as of September 28, 1999, December 29, 1998 and December 30, 1997, and for the nine-month period ended September 28, 1999 and the fiscal years ended December 29, 1998, December 30, 1997 and December 31, 1996, included in the Annual Report on Form 10-K of Wild Oats Markets, Inc. for the year ended December 29, 2001.

Ernst & Young LLP

San Antonio, Texas

September 30, 2002